SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Colchester Street Trust
(Name of Registrant as Specified In Its Charter)

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[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Urgent Proxy Information...

Please cast your vote now

Dear Fidelity Shareholder:

A few weeks ago, we mailed you proxy information so you could vote on important proposals that affect your fund(s). This information described each proposal and asked for your vote on all of the issues. During our last count, we found that we have not received your ballot.

I am writing to inform you that your participation is extremely important. The shareholder meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost and inconvenience of further solicitations.

The proposals listed on the enclosed proxy card(s) have been carefully reviewed by the funds' Board of Trustees, which is responsible for protecting your interests as a shareholder. The Board believes that these proposals are fair and reasonable, and it recommends that you approve them.

You are entitled to one vote for each dollar of net asset value you own of each of the funds on the record date. You may cast your vote for, against, or to abstain on the proposals by completing the enclosed proxy card(s) and returning it in the envelope provided. This is an opportunity for you to voice your opinion on matters concerning your fund(s). It is important that you take part in the voting process no matter how many or how few shares you own.

Voting is quick and easy. Everything you need is enclosed. To cast your vote, simply complete the proxy card(s) enclosed in this package. Be sure to sign the card(s) before mailing it in the postage-paid envelope.

Thank you for your participation in this important initiative.

Sincerely,

Edward C. Johnson 3d

Chairman and Chief Executive Officer